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                                 EXHIBIT 11.1


                      INTEGRATED SURGICAL SYSTEMS, INC.

                STATEMENT OF COMPUTATION OF EARNINGS PER SHARE



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

                                                     YEARS ENDED DECEMBER 31
                                                       1995           1996
                                                      ------------------------
Primary and fully diluted:

Average common shares outstanding                       75,180         721,657

Common and common equivalent shares issued
  during the twelve month period prior to the
  initial public offering at prices below the
  assumed public offering price in accordance
  with Staff Accounting Bulletin No. 83              4,103,697       3,652,290
                                                   -----------     -----------
Shares used in per share calculations                4,178,877       4,373,947
                                                   ===========     ===========
Net loss                                           $(4,053,528)    $(3,448,829)
Preferred stock dividends                             (936,325)             --
                                                   -----------     -----------
Net loss applicable to common stockholders         $(4,989,853)    $(3,448,829)
                                                   ===========     ===========
Net loss per common and common share equivalent    $     (1.19)    $     (0.79)
                                                   ===========     ===========

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